Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

PROOF Acquisition Corp I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	1,050,000	$12.57	$13,193,250	$1,947.33
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	20,707,600	$10.66	$220,743,016	$32,581.67

1)
All securities being registered will be issued by PROOF Acquisition Corp I, a Delaware corporation (“PACI”), which will be renamed Volato Group, Inc. (“Volato Group”), as further described in PACI’s proxy statement/prospectus on Form S-4 (File No. 333-274082), as amended.

2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act, based upon the average of the high and low prices of Class A Common Stock as reported on the NYSE on November 28, 2023 (such date being within five business days of the date that this registration statement was filed with the SEC).

*All securities being registered will be issued by PROOF Acquisition Corp I., which will be renamed Volato Group, Inc.